Amendment No. 1 to
                                                         SEC File No. 70-9599


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM U-1

                                   APPLICATION

                                      UNDER

             THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                                GPU, INC. ("GPU")
                              GPX ACQUISITION CORP.
                               300 Madison Avenue
                          Morristown, New Jersey 07962

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             (Name of companies filing this statement and addresses
                         of principal executive offices)


                                    GPU, INC.

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          (Name of top registered holding company parent of applicant)


S.L. Guibord, Secretary                       Douglas E. Davidson, Esq.
M.J. Connolly                                 Berlack, Israels & Liberman LLP
Vice President - Law                          120 West 45th Street
D.C. Brauer, Vice President                   New York, New York  10036
GPU Service, Inc.
300 Madison Avenue
Morristown, New Jersey  07962

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                   (Names and addresses of agents for service)



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     GPU hereby  amends its  Application  on Form U-1,  docketed in SEC File No.
70-9599, as follows:

            1. By filing the following exhibits and financial statements in Item 6 thereof:

            (a)   Exhibits:

                  G      Financial Data Schedules

                  H GPU, Inc. and Subsidiary Companies Consolidated actual and pro forma Capitalization and Capitalization Ratios as at September 30, 1999.

            (b)   Financial Statements:

                  1-A GPU, Inc. and Subsidiary Companies Consolidated Balance Sheets, actual and pro forma, as at September 30, 1999, and Consolidated Statement of Income and Retained Earnings, actual and pro forma, for the twelve months ended September 30, 1999; pro forma journal entries.

                  1-B GPU, Inc. (Corporate) Balance Sheets, actual and pro forma, as at September 30, 1999 and Statements of Income and Retained Earnings, actual and pro forma, for the twelve months ended September 30, 1999; pro forma journal entries.






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


                                    SIGNATURE

        PURSUANT TO REQUIREMENTS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY CAUSED THIS STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.


                                    GPU, INC.



                                   By:  /s/ T. G. Howson
                                        -----------------------------
                                        T. G. Howson,
                                        Vice President and Treasurer




                                   GPX ACQUISITION CORP.



                                   By:  /s/ T. G. Howson
                                        ---------------------------
                                        T. G. Howson, Treasurer



Date:   January 18, 2000




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